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                                                                  Exhibit (d)5

                                    AMENDMENT
                                       TO
                         INVESTMENT MANAGMENT AGREEMENTS

AMENDMENT to Investment Management Agreements dated April 12, 1988, April 12, 1988, April 15, 1994, March 14, 1996 and April 14 1998 by and between John Hancock Variable Series Trust I and John Hancock Mutual Life Insurance Company (such agreements collectively referred to herein as "Agreements").

         The Agreements are each amended, effective April 23, 1999, by deleting the last paragraph of Section 5. INVESTMENT ADVISORY FEE AND EXPENSE LIMITATION thereof and inserting the following in its place:

                  For any fiscal year in which the normal operating costs and expenses of any Portfolio of the Series, exclusive of the investment advisory fee, interest, brokerage commissions, taxes and extraordinary expenses outside the control of JHMLICO exceed 0.10% of that Portfolio's average daily net assets, JHMLICO will reimburse that Portfolio promptly after the end of the fiscal year in an amount equal to such excess. In the event of termination of this Agreement as of a date other than the last day of the Series' fiscal year, JHMLICO shall pay any Portfolio of Series the amount by which such expenses incurred by that Portfolio prior to the date of termination exceeds a pro rata portion of the expense limitation.

         All other terms and provisions of the Agreements shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect on the date hereinabove specified.

                                    JOHN HANCOCK VARIABLE SERIES TRUST I

ATTEST:

/s/Ronald J. Bocage                 By:  /s/ Raymond F. Skiba
                                    Title:  Treasurer


                                    JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

ATTEST:

/s/ Ronald J. Bocage                By:  /s/ Robert R. Reitano
                                    Title:  Vice President